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                                                                  EXHIBIT 10.5.5

                               NINTH AMENDMENT TO
                               ------------------

                              EMPLOYMENT AGREEMENT
                              --------------------

      This Ninth Amendment to Employment Agreement (the "Ninth Amendment") is made and entered into as of October 1, 2000, by and between KENNEDY-WILSON, INC., a Delaware corporation, with its principal office located in Beverly Hills, California (the "Company"), and WILLIAM J. McMORROW, an individual ("Employee").

                                    RECITALS
                                    --------

      WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of August 14, 1992 as amended January 1, 1993, January 1, 1994, March 31, 1995, January 1, 1996, May 19, 1997, August 20, 1998, August 9,
1999, and January 3, 2000 providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

      WHEREAS, Company and Employee have agreed that this Ninth Amendment should supercede in its entirety the Eighth Amendment and that the terms of the Employment Agreement should be modified to change the Term, Salary and Bonus Plan.

                             AMENDMENT TO AGREEMENT
                             ----------------------

      NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of January 1, 2000 as follows:

      1. The Term of the Agreement is extended until December 31, 2009. Therefore, Section 2 (a) of the Employment Agreement is amended such that the termination date of "December 31, 2002" is deleted and the termination date of "December 31, 2009" is inserted in lieu thereof.

      2. Section 4 (i) of the Employment Agreement shall be amended such that the annual salary of "$300,000, plus an annual salary advance amount of $100,000, payable against bonus earned" is deleted and the annual salary of "$400.000," is inserted in lieu thereof.

      3. Section 4 (ii) of the Employment Agreement is deleted in its entirety and the following is inserted in lieu thereof:
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            4 (ii)

                  (a) For the year 2000, an annual bonus of 5% of profits.
                  (b) For the years 2001-2009, an annual bonus of 10% of
            profits.

      Bonus calculations are to be based on Company profit; pre-tax, pre-bonus paid to all other employees, pre-reserves and pre-Company contributions to the Deferred Compensation Plan.

            4 (iii) A one-time grant of Restricted Stock of seven hundred thousand (700,000) shares of Kennedy-Wilson, Inc. common stock shall be granted to Employee effective 1-01-01. The seven hundred thousand shares of restricted stock will vest equally over the ten-year term of the Agreement according to the following schedule:

Year Ending                             Number of Shares Vested
-----------                             -----------------------
  12-01-01                                      70,000
   1-01-02                                      70,000
   1-01-03                                      70,000
   1-01-04                                      70,000
   1-01-05                                      70,000
   1-01-06                                      70,000
   1-01-07                                      70,000
   1-01-08                                      70,000
   1-01-09                                      70,000
   1-01-10                                      70,000

            All Restricted Stock Granted as detailed in 4 (iii) may be deferred in the Company's Deferred Compensation Plan at the election of the Employee but shall not be subject to the Company match as otherwise defined in the Deferred Compensation Plan.

            All Restricted Stock Granted as detailed in 4 (iii) above would vest immediately upon change in control. "Change in control" shall mean the first to occur of any of the following events:

                  (a) Any "person" (as that term is used Section 13 and 14 (d)
            (2) of the Securities Exchange Act of 1934 ("Exchange Act") becomes the beneficial owner (as that term is used in Section 13 (d) of the Exchange Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors:

                  (b) During any period of not more than two consecutive years, not including any period prior to the adoption of this Amendment, individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person


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            who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this section) whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (c) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

                  (d) The shareholders of the Company approve any plan or
            proposal for the liquidation or dissolution of the Company; or

                  (e) The shareholders of the Company approve the sale or
            transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

            If Employee's employment were terminated for any reason after December 31, 2002, Employee would acquire full ownership of all Restricted Stock as detailed in 4 (iii) above.

            4 (iv) A one-time contribution of $1.75 million shall be granted to Employee, $625,000 payable 2-29-00, $625,O0 payable 6-30-00,
            $250,000 payable 3-15-01, and $250,000 payable 6-30-01. The $1.75 million may be deferred in the Company's Deferred Compensation Plan at the election of the Employee and shall be subject to the Company match as otherwise defined in the Deferred Compensation Plan. The $1.75 million shall vest over ten years.

      4. Section 9 (d) is amended such that the following is added: "In the event of the Employee's death, the Restricted Stock Grant as detailed in 4 (iii) will immediately vest and be awarded to Employee's estate.

      Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

      IN WITNESS WHEREOF, the undersigned have executed this Ninth Amendment as of the date first above written.


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KENNEDY-WILSON, Inc.
a Delaware corporation

/s/ James C. Ozello                              /s/ Kent Y. Mouton
-----------------------------------              ----------------------------
James C. Ozello, Acting Secretary                Kent Y. Mouton
Compensation/Stock Option Committee              Chairman, Compensation/Stock
                                                 Option Committee


EMPLOYEE

/s/ William J. McMorrow                          /s/ Freeman Lyle
-----------------------------------              ----------------------------
William J. McMorrow, Chairman                    Freeman Lyle
                                                 Executive Vice President and
                                                 Chief Financial Office


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